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                                                                   EXHIBIT 10.14

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

     The OTG Software, Inc. Employment Agreement dated December 20, 2001 between OTG Software, Inc. and Ronald W. Kaiser (the "Agreement") is hereby amended, effective as of the date of close of the acquisition of OTG by Legato ("the Acquisition") as follow:

     1.   Waiver of Option Vesting Rights

          (A) Executive hereby acknowledges that Executive currently holds the options to purchase shares of OTG's capital stock identified below. Those options, together with any other options Executive may have to purchase shares of OTG's capital stock, will be subject to the waiver provisions of this Section 1 and will hereafter be collectively referred to as the "Options."

       Grant Date            Exercise Price         Number of Option Shares
     ------------------------------------------------------------------------
        10/20/98                 1.835                    129,251
        10/20/98                 1.835                     59,142
        10/20/98                 1.835                     21,019
         9/15/99                 2.75                      88,182
         9/15/99                 2.75                      11,818
         5/31/01                 6.25                      77,375
         5/31/01                 6.25                      47,625

          (B) Pursuant to the existing terms of the documents evidencing the Options, and Sections 5 and 9.1 of the Agreement (collectively, the "Executive Agreements"), those Options would vest, in whole or in part, on an accelerated basis either at the time of the close of the Acquisition or upon the subsequent termination of Executive's employment with Legato or OTG (the "Vesting Acceleration Benefit"). In order to facilitate the closing of the Acquisition, and in consideration for the benefits Executive will receive as a result of the Acquisition and the cash payment described in paragraph 2 of the Amendment, Executive, by signing this Amendment below, hereby knowingly and freely waives any and all right or entitlement to the Vesting Acceleration Benefit; provided however, that after the closing of the Acquisition, the Parties hereby agree and acknowledge that Executive shall be entitled to the Vesting Acceleration Benefits only upon (i) Executive's termination by Legato, unless such termination is a result of Executive's termination for Cause (as defined in Section 1.3 of the Agreement) or (ii) Executive's completion of continuous uninterrupted service from the close date of the Acquisition through December 31, 2002, or such date prior to December 31, 2002 mutually agreed to between Executive and Legato.

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          (C) Following the execution of this Amendment, Executive's Options will continue to vest in accordance with the normal installment vesting schedule, based on continued service, in effect under the applicable agreement for each of Executive's Options, and no accelerated vesting of those Options will occur at the time of the Acquisition or otherwise, except pursuant to
Section 1.B above. Legato further acknowledges that Executive's options will continue to vest in accordance with the normal installment vesting schedule during the period between the date of this agreement and the date of close of this acquisition unless such vesting is modified during this period by an agreement between the Executive and OTG.

     2. Cash Payment. If (i) Executive completes continuous uninterrupted service from the close date of the Acquisition through December 31, 2002 or (ii) Executive is terminated without Cause (as defined in Section 1.3 of the Agreement) prior to December 31, 2002, Executive will be entitled to a lump sum cash payment of $60,000, subject to applicable withholding, payable by Company check as soon as practicable following December 31, 2002 or Executive's termination date, as applicable. This payment is in addition to any other compensation due to Executive under Executive's current employment agreement with OTG

     Except as amended hereby, the Agreement will continue in full force and effect, unmodified in any way.

     IN WITNESS WHEREOF, the parties have caused the Amendment to be executed effective as of the date first set forth above.

LEGATO SYSTEMS, INC.


By: /s/  JACK LANDERS
    ----------------------------------------



OTG SOFTWARE, INC.


By: /s/  RONALD W. KAISER
    ----------------------------------------


RONALD W. KAISER

/s/  RONALD W. KAISER
--------------------------------------------

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